Exhibit 4.1(m)

SUPPLEMENTAL INDENTURE
This SUPPLEMENTAL INDENTURE, dated as of December 28, 2012 (this “Supplemental Indenture”), is entered into by and among WireCo WorldGroup Inc. (the “Company”), the new guarantor identified herein as a party (the “New Guarantor”), and U.S. Bank National Association, as Trustee (the “Trustee”).
W I T N E S S E T H :
WHEREAS the Company and the existing Guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of May 19, 2010 (as amended, supplemented or otherwise modified in accordance with its terms, the “Indenture”), providing for the issuance on May 19, 2010 of 9.5% Senior Notes due 2017, in aggregate principal amount of $275,000,000 and the issuance on June 10, 2011 of 9.5% Senior Notes due 2017 in aggregate principal amount of $150,000,000 (collectively the “Notes”);
WHEREAS Section 4.18 of the Indenture provides, in part, that if any Subsidiary that is not a Domestic Subsidiary becomes a guarantor under Credit Facilities, such Subsidiary shall become a Guarantor;
WHEREAS Section 8.01 of the Indenture provides that without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Notes Guarantees to allow any Guarantor to execute a supplemental indenture and/or Note Guarantee with respect to the Notes;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Indenture.
2.    Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors, to unconditionally guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article Ten of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.
3.    Notices. All notices or other communications to any New Guarantor shall be given as provided in Section 11.02 of the Indenture.
4.    Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
6.    Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
8.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

                        WIRECO WORLDGROUP INC.

By:    /s/ Ira Glazer
Name: Ira Glazer
Title: President and CEO

THE NEW GUARANTOR:

LANKHORST EURONETE PORTUGAL, S.A.
By: /s/ José Luís Guerreiro Gramaxo
Name: José Luís Guerreiro Gramaxo
Title: Chairman

U.S. BANK NATIONAL ASSOCIATION,
As Trustee

By:    /s/ William S. Keenan
Name: William S. Keenan
Title: Vice President

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